Exhibit 1

Ahold Delhaize announces resignation of James McCann and appointment of Kevin Holt at Ahold USA

Zaandam, the Netherlands, 5 October 2016 – Today Ahold Delhaize announced that James McCann, member of the Management Board of Ahold Delhaize, has resigned in order to move out of full-time executive work and into a portfolio of non-executive and advisory roles. He will remain available to provide an appropriate hand over and transition through April 30, 2017.

James joined Ahold in September 2011 as Chief Commercial Officer, taking over responsibilities for Ahold USA in 2013. After the merger between Ahold and Delhaize Group in July 2016, he became member of the Ahold Delhaize Management Board and continued his leadership role at Ahold USA.

Dick Boer, CEO Ahold Delhaize: “We thank James for his significant contributions both driving our e-commerce strategy whilst based in Europe and for the last three-and-a-half years driving the transformation at Ahold USA, supporting the Stop & Shop New York, Stop & Shop New England, Giant Landover, Giant Carlisle, Martin’s and Peapod brands. We wish James and his wife Tania all the best for the future.”

James McCann will be succeeded at Ahold USA by Kevin Holt. Kevin currently is CEO of Delhaize America and member of the Management Board of Ahold Delhaize.

Dick Boer: “As the new leader of Ahold USA, Kevin brings a wealth of US retail experience and he is recognized for his leadership skills.”

Kevin Holt: “I am looking forward to getting to know Ahold USA and the great brands it is supporting. I am leaving Delhaize America with pride for the transformations we have accomplished and with gratitude for the support and warmth I received from the many associates and customers.”

Following Kevin’s departure from Delhaize America to assume his new role at Ahold USA, Delhaize America including the Food Lion and Hannaford brands will be reporting on an ad interim basis to Frans Muller, Deputy CEO of Ahold Delhaize. Both Frans and Kevin will assume their new accountabilities effective immediately and will continue to report to Dick Boer.

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For more information:
Press office: +31 88 659 5134	Investor relations: +31 88 659 5213	Social media:	Twitter: @AholdDelhaize
YouTube: @AholdDelhaize
LinkedIn: @AholdDelhaize

Ahold Delhaize is one of the world’s largest food retail groups and a leader in both supermarkets and e-commerce. Its family of 22 strong, local brands serves more than 50 million customers each week in 11 countries. Together, these brands employ more than 375,000 associates in 6,500 grocery and specialty stores and include the top online retailer in the Benelux and the leading online grocers in the Benelux and the United States. Ahold Delhaize brands are at the forefront of sustainable retailing, sourcing responsibly, supporting local communities and helping customers make healthier choices. Headquartered in Zaandam, the Netherlands, Ahold Delhaize shares are listed on Euronext Amsterdam and Brussels (ticker: AD) and its American Depositary Receipts on the over-the-counter market in the U.S., quoted on the OTCQX International marketplace (ticker: ADRNY). For more information, please visit www.aholddelhaize.com.

Cautionary notice

This press release includes forward-looking statements, which do not refer to historical facts but refer to expectations based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those included in such statements. These forward-looking statements include, but are not limited to, statements as to hand over and transition of responsibilities and activities. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond Ahold Delhaize’s ability to control or estimate precisely, such as discussed in Ahold Delhaize’s public filings and other disclosures. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Koninklijke Ahold Delhaize N.V. does not assume any obligation to update any public information or forward-looking statements in this release to reflect subsequent events or circumstances, except as may be required by law. Outside the Netherlands, Koninklijke Ahold Delhaize N.V., being its statutory name, presents itself under the name of “Royal Ahold Delhaize” or simply “Ahold Delhaize.”

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